Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and between

ONCOBIOLOGICS, Inc.

and

GMS TENSHI HOLDINGS PTE. LIMITED

Dated September 7, 2017

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Section 5.13	Conversion and Exercise Procedures; Put Right	41
Section 5.14	Board of Directors	41

	Article VI

	CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 6.01	Conditions to the Obligations of the Company at the Initial Closing	41
Section 6.02	Conditions to the Obligations of the Company at the Closing	42

	Article VII

	CONDITIONS TO THE OBLIGATIONS OF INVESTOR

Section 7.01	Conditions to the Obligations of Investor at the Initial Closing	43
Section 7.02	Conditions to the Obligations of Investor at the Closing	44

	Article VIII

	TERMINATION

Section 8.01	Termination	46
Section 8.02	Effect of Termination; Certain Fees and Expenses	47

	Article IX

	MISCELLANEOUS

Section 9.01	Governing Law; Jurisdiction; Waiver of Jury Trial	47
Section 9.02	Counterparts	48
Section 9.03	Interpretation; Headings	48
Section 9.04	Severability	49
Section 9.05	Entire Agreement; Amendments	49
Section 9.06	Notices	49
Section 9.07	Assignment; No Third Party Beneficiaries	50
Section 9.08	Waiver	50
Section 9.09	Survival	51
Section 9.10	Specific Performance	51

EXHIBITS

Exhibit A ‒ Certificate of Designation

Exhibit B ‒ Warrants

Exhibit C ‒ Investor Rights Agreement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of September 7, 2017, is entered into by and between Oncobiologics, Inc., a Delaware corporation (the “Company”), and GMS Tenshi Holdings Pte. Limited, a Singapore private limited company (“Investor”).

WHEREAS, Investor wishes to purchase from the Company, and the Company wishes to sell and issue to Investor, pursuant to the terms and conditions set forth in this Agreement, an aggregate of 250,000 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), having the designations, preferences, conversion or other rights, voting powers and other terms and conditions specified in the Certificate of Designation attached hereto as Exhibit A (the “Certificate of Designation”), which Preferred Shares will be convertible into shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”);

WHEREAS, Investor wishes to purchase from the Company, and the Company wishes to sell and issue to Investor, pursuant to the terms and conditions set forth in this Agreement, warrants to acquire shares of Common Stock, in the form attached hereto as Exhibit B (the “Warrants” );

WHEREAS, the shares of Common Stock issuable upon conversion of the Preferred Shares are collectively referred to herein as the “Conversion Shares,” the Warrants, as exercised, are collectively referred to herein the “Warrant Shares,” and the Preferred Shares, the Conversion Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities”;

WHEREAS, in connection with, and concurrently with the execution of, this Agreement, Investor and the other parties thereto have entered into the Voting and Lock-Up Agreements, and Investor and Pankaj Mohan, Ph.D. have entered into the Lock-Up Agreement;

WHEREAS, in connection with, and concurrently with the execution of, this Agreement, the Company and the other parties thereto have entered into a Purchase and Exchange Agreement (the “Purchase and Exchange Agreement”), pursuant to which, among other things, the Company will issue to certain holders of the Notes shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share, in exchange for the forgiveness by such holders of an aggregate principal amount of $1,500,000 of Notes held by such holders, including all unpaid interest accrued under such Notes with respect to such aggregate principal amount;

WHEREAS, on the Initial Closing Date, the Company and Investor will enter into an investor rights agreement, in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), which will address certain matters relating to the corporate governance of the Company and will provide for certain registration rights; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

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Article I

DEFINITIONS

Section 1.01         Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“2011 Stock Incentive Plan” means the Oncobiologics, Inc. Stock Incentive Plan established by the Company, effective as of October 13, 2011.

“2014 Common Stock Warrants” means the warrants issued by the Company pursuant to that certain Investor Rights Agreement, dated as of March 10, 2014, among the Company and the other parties thereto.

“2015 Equity Incentive Plan” means the Oncobiologics, Inc. 2015 Equity Incentive Plan, as adopted by the Company Board on December 4, 2015.

“2016 Common Stock Warrants” means the warrants issued by the Company pursuant to that certain Note and Warrant Purchase Agreement, dated as of December 22, 2016, as amended, among the Company and the other parties thereto.

“2016 Employee Stock Purchase Plan” means the Oncobiologics, Inc. 2016 Employee Stock Purchase Plan, as adopted by the Company Board on January 28, 2016.

“Action” means any litigation, suit, claim, action, proceeding, arbitration, mediation, hearing, inquiry or investigation (in each case, whether civil, criminal or investigative).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or Singapore, Republic of Singapore are authorized or required by Law to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all Contracts to which any of the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, concerning Intellectual Property or IT Assets, including (a) Contracts pursuant to which the Company or any of its Subsidiaries grants a license, covenant not to sue or other right with respect to any Intellectual Property, and (b) Contracts pursuant to which the Company or any of its Subsidiaries receives a license, covenant not to sue or other right under any Intellectual Property.

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“Company IT Assets” means all IT Assets owned by the Company or any of its Subsidiaries, or licensed or leased by the Company or any of its Subsidiaries pursuant to any written agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Entity necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Plan” means any employee compensation and benefit plan, program or arrangement sponsored, maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or may have any actual or contingent liability or obligation (including any such obligations under any terminated plan or arrangement), including “employee benefit plans,” as defined in Section 3(3) of ERISA, Multiemployer Plans, deferred compensation plans, stock option or other equity compensation plans, stock purchase plans, phantom stock plans, bonus plans, fringe benefit plans, life, health, dental, vision, hospitalization, disability and other insurance plans, employee assistance programs, severance or termination pay plans and policies, and sick pay and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA, and any other material employee benefit plan or agreement sponsored and maintained by Company or any ERISA Affiliate for the benefit of any current or former Service Provider of the Company or any ERISA Affiliate.

“Contract” means any oral or written binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, (c) exposure to Hazardous Substances, (d) climate change or global warming, or (e) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

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“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended through the date hereof.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, asbestos, toxic mold and radon, (e) any contaminant or pollutant, and (f) any other substance, material or waste regulated by any Governmental Entity or that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (b) all obligations of such Person for the deferred purchase of property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (f) all liabilities or obligations with respect to interest rate swaps, caps, collars and similar hedging obligations, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

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“Intellectual Property” means, collectively and worldwide, any and all (a) moral rights and copyrights (whether registered or unregistered) in any works of authorship, and all applications, registrations, and renewals in connection therewith, (b) inventions and discoveries (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, statutory invention registrations and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (c) trade names, trademarks, service marks, brand names, corporate names, domain names URLs, trade dress, and other identifiers of source or goodwill, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) trade secrets and confidential and proprietary information, including confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect, distributor and supplier lists, pricing and cost information, and marketing plans and proposals), (e) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, development and design tools, library functions and compilers, (f) databases and data collections and all rights therein, (g) any similar, corresponding or equivalent rights to any of the foregoing, (h) documents or other tangible media containing any of the foregoing, and (i) rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“IT Assets” means computers, software, systems, hardware, networks, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation associated with any of the foregoing.

“knowledge of the Company” or “the Company’s knowledge” means the knowledge, after reasonable inquiry, of Pankaj Mohan, Lawrence Kenyon, Stephen McAndrew, Scott Gangloff, Kenneth Bahrt and Elizabeth Yamashita.

“Law” means any U.S. or non-U.S. federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

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“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is granted a license to use or is otherwise permitted to use by any Person pursuant to the Company IP Agreements.

“Lock-Up Agreement” means that Lock-Up Agreement, dated the date hereof, between Investor and Pankaj Mohan, Ph.D.

“Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, operations, assets, liabilities (including contingent liabilities), prospects, results of operations or condition (financial or otherwise) of the Company or any of its Subsidiaries, or (b) has a material adverse effect on, or prevents or materially delays, the ability of the Company to consummate the transactions contemplated hereby or in any of the other Transaction Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) and 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notes” means, collectively, the senior secured promissory notes issued pursuant to the NWPA.

“NWPA” means that certain Note and Warrant Purchase Agreement, dated as of December 22, 2016, as amended, among the Company and the other parties thereto.

“NWPA Amendment and Waiver” means that certain Note, Warrant and Registration Rights Amendment and Waiver, dated the date hereof, among the Company and the other parties thereto, in respect of, among other things, certain waivers of, and amendments to, the terms and conditions of the Notes, the common stock purchase warrants issued pursuant to the NWPA and that certain Registration Rights Agreement, dated as of February 3, 2017, among the Company and the other parties thereto.

“Order” means any order (temporary or otherwise), judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Entity.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Company or any of its Subsidiaries.

“Performance Based Stock Units” means Participant Performance Stock Units granted pursuant to Article IX of the 2011 Stock Incentive Plan.

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“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company or any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes, (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“Person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Restricted Stock Unit” means an RSU (within the meaning of the 2015 Equity Incentive Plan) granted pursuant to Section 6 of the 2015 Equity Incentive Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Warrants” means the Series A warrants to purchase shares of Common Stock at a purchase price of $6.60 per share, subject to adjustment as described therein.

“Series B Warrants” means the Series B warrants to purchase shares of Common Stock at a purchase price of $8.50 per share, subject to adjustment as described therein.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Stockholder Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Subsidiary” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

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“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes, (c) license, registration and documentation fees, and (d) customs duties, tariffs and similar charges.

“Transaction Documents” means, collectively, this Agreement, the Certificate of Designation, the Warrants, the Investor Rights Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

“Voting and Lock-Up Agreements” means, collectively, (a) those certain Voting and Lock-Up Agreements, each dated the date hereof, between Investor and each of the holders of Notes as listed on Schedule A hereto, and (b) those certain Voting and Lock-Up Agreements, each dated the date hereof, between Investor and each of the parties identified on Schedule B hereto.

Section 1.02         Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition

8-K Filing	§ 5.09
Agreement	Preamble
Alternative Transaction	§ 5.12
Anti-Money Laundering and Anti-Terrorism Financing Laws	§ 4.16(c)
Anti-Corruption Laws	§ 4.16(e)
Approved Budget	§ 5.05
Bankruptcy Exceptions	§ 3.02
Board Recommendation	§ 4.27
Bylaws	§ 4.14
Certificate of Designation	Recitals
Certificate of Incorporation	§ 4.14
Closing	§ 2.03
Closing Date	§ 2.03
Common Stock	Recitals
Company	Preamble
Company Affiliate	§ 4.16(a)
Company Board	§ 4.02
Company Disclosure Schedule	Article IV
Company Fee	§ 5.12
Conversion Shares	Recitals
Development Partner	Schedule 7.02(o)
Financial Statements	§ 4.11
Initial Announcement	§ 5.09
Initial Closing	§ 2.02

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Defined Term	Location of Definition

Initial Closing Date	§ 2.02
Initial Purchase	§ 2.01
Initial Purchase Price	§ 2.04
Insolvent	§ 4.12
Investor	Preamble
Investor Designated Directors	§ 5.14
Investor Disclosure Schedule	Article III
Investor Expenses	§ 5.07
Investor Rights Agreement	Recitals
IRS	§ 4.21(a)
Material Contracts	§ 4.26(a)
Nasdaq	§ 4.05
Nasdaq Notice	§ 4.06
ONS-3010	§ 5.05
Other Securities	§ 4.03
Partner Agreements	Schedule 7.02(o)
Personal Information	§ 4.24(i)
Preferred Shares	Recitals
Preferred Stock	§ 4.03
Proxy Statement	§ 5.02(a)
Purchase	§ 2.01
Purchase and Exchange Agreement	Recitals
Registered Intellectual Property	§ 4.24(a)
Regulatory Approvals	§ 4.13
Representatives	§ 5.12
Required Approvals	§ 7.02(d)
Restraint	§ 7.02(e)
Sanctions	§ 4.16(a)
SEC	§ 4.06
SEC Documents	§ 4.11
Securities	Recitals
Stockholder Approval	§ 5.02(a)
Subsequent Purchase	§ 2.01
Subsequent Purchase Price	§ 2.04
Termination Date	§ 8.01(b)
Warrants	Recitals
Warrant Shares	Recitals

Article II

PURCHASE AND SALE OF PREFERRED SHARES AND WARRANTS

Section 2.01         Purchase of the Preferred Shares and Warrants. Subject to the terms and conditions of this Agreement and subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by the party entitled to the benefit thereof) of the applicable conditions set forth in Articles VI and VII of this Agreement, (a) at the Initial Closing, the Company shall issue, sell and deliver to Investor, and Investor shall purchase and acquire from the Company, 32,628 Preferred Shares (the “Initial Purchase”), and (b) at the Closing, the Company shall issue, sell and deliver to Investor, and Investor shall purchase and acquire from the Company, 217,372 Preferred Shares and the Warrants (the “Subsequent Purchase” and, together with the Initial Purchase, the “Purchase”).

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Section 2.02         Initial Closing. Subject to the terms and conditions of this Agreement, the closing of the Initial Purchase (the “Initial Closing”) shall occur upon the execution and delivery of this Agreement and the full satisfaction or, to the extent permitted by applicable Law, waiver in writing by the party entitled to the benefit thereof, of all of the conditions to the Initial Closing set forth in Section 6.01 and Section 7.01 of this Agreement (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or written waiver of those conditions at such time) at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed between the Company and Investor (the date on which the Initial Closing occurs, the “Initial Closing Date”).

Section 2.03         Closing. Subject to the terms and conditions of this Agreement, the closing of the Subsequent Purchase (the “Closing”) shall occur at 10:00 a.m. (New York City time) on the first Business Day after all of the conditions to the Closing set forth in Section 6.02 and Section 7.02 of this Agreement have been fully satisfied or, to the extent permitted by applicable Law, waived in writing by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver of those conditions at such time) at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place, time and date as shall be agreed between the Company and Investor (the date on which the Closing occurs, the “Closing Date”).

Section 2.04         Purchase Price. The purchase price for each Preferred Share is $100.00 and the aggregate purchase price (a) for all Preferred Shares included in the Initial Purchase is $3,262,800 (the “Initial Purchase Price”), and (b) for all Preferred Shares included in the Subsequent Purchase is $21,737,200 (the “Subsequent Purchase Price”).

Section 2.05         Purchase Deliverables. (a) At the Initial Closing, upon the terms and subject to the conditions of this Agreement:

(i)          Investor shall (A) pay the Initial Purchase Price to the Company by wire transfer of immediately available funds to the account designated by the Company in writing prior to the date hereof, and (B) deliver to the Company duly executed counterparts of each Transaction Document to which Investor is a party that is to be executed on the Initial Closing Date; and

(ii)         the Company shall deliver to Investor (A) a certificate or certificates representing the Preferred Shares included in the Initial Purchase, duly executed on behalf of the Company and registered in the name of Investor or its designee, and (B) duly executed counterparts of each other Transaction Document to which the Company is a party that is to be executed on the Initial Closing Date.

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(b)          At the Closing, upon the terms and subject to the conditions of this Agreement:

(i)          Investor shall (A) pay the Subsequent Purchase Price to the Company by wire transfer of immediately available funds to the account designated by the Company in writing at least two (2) Business Days prior to the Closing Date, and (B) deliver to the Company duly executed counterparts of each Transaction Document to which Investor is a party that is to be executed on the Closing Date; and

(ii)         the Company shall deliver to Investor (A) a certificate or certificates representing the Preferred Shares included in the Subsequent Purchase, (B) Warrants pursuant to which such Investor shall have the right to acquire the Warrant Shares, in each case of clauses (A) and (B), duly executed on behalf of the Company and registered in the name of Investor or its designee, and (C) duly executed counterparts of each other Transaction Document to which the Company is a party that is to be executed on the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Except as expressly set forth in the disclosure schedule separately delivered by Investor to the Company, dated as of the date hereof (the “Investor Disclosure Schedule”), Investor hereby represents and warrants to the Company (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Initial Closing Date or the Closing Date, as applicable, the Initial Closing Date and the Closing Date) as follows:

Section 3.01         Organization; Authority. Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

Section 3.02         Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of Investor and constitutes the legal, valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally (“Bankruptcy Exceptions”).

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Section 3.03         No Conflicts. The execution, delivery and performance by Investor of this Agreement and the other Transaction Documents to which it is a party and the consummation by Investor of the transactions contemplated hereby and thereby will not (a) result in a violation of the organizational documents of Investor, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of Investor pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Investor is a party, or (c) result in a violation of any Law or Order applicable to Investor, except, in the case of clauses (b) and (c) above, for such conflicts, defaults, rights, violations or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Investor to perform its obligations hereunder.

Section 3.04         Investor Status. At the time Investor was offered the Securities, it was, and as of the date hereof, it is, an “accredited investor” as defined in Rule 501 under the Securities Act.

Section 3.05         Understandings or Arrangements. Investor is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute such Securities; provided, that nothing contained herein shall be deemed to prevent Investor from reselling the Securities in accordance with applicable securities laws.

Section 3.06         Transfer or Resale. Investor understands that (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or pursuant to an exemption therefrom, and (b) any sale of the Securities made in reliance on Rule 144 of the Securities Act may be made only in accordance with the terms of Rule 144.

Section 3.07         Legends.

Investor understands that the certificates or other instruments representing the Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates or general statements):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT, DATED [INITIAL CLOSING DATE TO BE INSERTED], BY AND BETWEEN ONCOBIOLOGICS, INC., AND GMS TENSHI HOLDINGS PTE. LIMITED, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF ONCOBIOLOGICS, INC., WITHOUT COST.

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Section 3.08         No General Solicitation. Investor acknowledges that the Securities were not offered to Investor by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which Investor was invited by any of the foregoing means of communications.

Section 3.09         Foreign Purchasers. Investor hereby acknowledges it is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), and hereby represents that it has satisfied itself as to its compliance, in all material respects, with the laws of its jurisdiction of organization that are applicable to Investor in connection with the Purchase contemplated by this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the disclosure schedule separately delivered by the Company to the Investor, dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Investor (both as of the date of this Agreement and, unless such representation or warranty is specifically made as of a date prior to the Initial Closing Date or the Closing Date, as applicable, the Initial Closing Date and the Closing Date) as follows:

Section 4.01         Organization and Qualification; Subsidiaries. (a)           Except as set forth in Section 4.01(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

(b)          The Company has one wholly-owned Subsidiary, Oncobiologics Limited, which is not significant for purposes of Regulation S-K of the Securities Act. Other than Oncobiologics Limited, the Company does not have any Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

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Section 4.02         Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Preferred Shares and issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, and the issuance of the Warrants and issuance of the Warrant Shares issuable upon exercise of the Warrants) have been duly authorized by the Company’s board of directors (the “Company Board”) and (other than any filings as may be required by applicable federal and state securities laws and other than the Stockholder Approval), no further filing, consent or authorization is required by the Company, the Company Board or the Company’s stockholders. This Agreement has been, and the other Transaction Documents to be delivered on or prior to the Initial Closing and the Closing, as the case may be, will be at or prior to the Initial Closing or the Closing, as the case may be, duly executed and delivered by the Company, and upon such execution will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by Bankruptcy Exceptions.

Section 4.03         Capitalization. (a)          The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of the date of this Agreement, (i) 24,676,365 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) 214,411 shares of Common Stock are reserved for issuance pursuant to outstanding Performance Based Stock Units, (iii) 1,007,879 shares of Common Stock are reserved for issuance pursuant to outstanding Restricted Stock Units, (iv) 1,146,309 shares of Common Stock are reserved for issuance pursuant to additional awards to be granted under the 2015 Equity Incentive Plan, (v) 289,855 shares of Common Stock are reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan, (vi) 1,076,823 2014 Common Stock Warrants are outstanding, (vii) 3,521,501 2016 Common Stock Warrants are outstanding, (viii) 3,333,333 Series A Warrants are outstanding, (ix) 3,333,333 Series B Warrants are outstanding, (x) no shares of Preferred Stock are issued and outstanding, (xi) no shares of Common Stock or Preferred Stock are held in the treasury of the Company, and (xii) no shares of Common Stock or Preferred Stock are held by the Subsidiaries of the Company. Except as disclosed in Section 4.03(a) of the Company Disclosure Schedule: (A) none of the Company’s or any Subsidiary’s capital stock is subject to preemptive rights or any other similar rights or any Encumbrances suffered or permitted by the Company or any Subsidiary, (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or notes or other securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries (collectively, “Other Securities”), or Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or notes or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, (C) there are no outstanding debt securities, notes, credit agreements, credit facilities or other Contracts, documents or instruments evidencing Indebtedness of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, (D) there are no financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries, (E) there are no Contracts or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act, (F) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (G) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities, and (H) there are no restricted stock, stock appreciation rights, performance units, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on, the value or price of any shares of capital stock or other securities of or other ownership interests in the Company or any Subsidiary.

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(b)          Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable and free of preemptive (or similar) rights, (ii) owned by the Company or another of its wholly-owned Subsidiaries free and clear of all Encumbrances, and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c)          As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

Section 4.04         Issuance of Securities. The issuance of the Preferred Shares and the Warrants are duly authorized and upon issuance in accordance with the terms of the applicable Transaction Documents shall be validly issued, fully paid and non-assessable and free from all Encumbrances. The Company shall have reserved from its duly authorized capital stock as of the date hereof, in addition to authorized capital stock reserved for all Other Securities, not less than 150% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares being acquired at the Initial Closing (determined without taking into account any limitations on the conversion of the Preferred Shares set forth therein and assuming that the Preferred Shares are convertible at the initial Series A Conversion Rate (as defined in the Certificate of Designation). The Company shall have reserved from its duly authorized capital stock as of the Closing Date, in addition to authorized capital stock reserved for all Other Securities, not less than 150% of (a) the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares (determined without taking into account any limitations on the conversion of the Preferred Shares set forth therein and assuming that the Preferred Shares are convertible at the initial Series A Conversion Rate (as defined in the Certificate of Designation)) and (b) the maximum number of Warrant Shares issuable upon exercise of the Warrants (without taking into account any limitations on the exercise of the Warrants set forth therein). Upon issuance or conversion in accordance with the Preferred Shares or exercise in accordance with the Warrants (as the case may be), the Conversion Shares and the Warrant Shares, respectively, when issued, will be validly issued, fully paid and nonassessable and free from all Encumbrances, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the representations and warranties of the Investor contained in Article III are true, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act.

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Section 4.05         No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it or any of its Subsidiaries is a party and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby (including the issuance of the Preferred Shares, the Warrants, the Conversion Shares and the Warrant Shares and the reservation for issuance of the Conversion Shares and the Warrant Shares as contemplated under Section 4.04 above) will not (a) result in a violation of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, (b) after obtaining all necessary consents set forth in Section 4.05 of the Company Disclosure Schedule, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or (c) subject to the Required Approvals set forth in Section 4.05 of the Company Disclosure Schedule, result in a violation of any Law (including the rules and regulations of the Nasdaq Global Market (“Nasdaq”)) or Order applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; except, in the case of each of clauses (b) and (c), as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.06         Consents. Neither the Company nor any Subsidiary is required to obtain any consent, approval, authorization or order of, or make any filing or notification with, any Governmental Entity or other self-regulatory organization or body or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, state “Blue Sky” laws and state takeover Laws, (b) the filing with the United States Securities and Exchange Commission (the “SEC”) of the Proxy Statement, (c) any filings required under the rules and regulations of Nasdaq, (d) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with the DGCL, and (e) where the failure to obtain such consents, approvals, authorizations or orders, or to make such filings or notifications, would not be material. As of the Initial Closing, in respect of the Initial Purchase, and as of the Closing, in respect of the Subsequent Purchase, all consents, approvals, authorizations, orders, filings and notifications which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected. Neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents. Except for the written notification received by the Company from Nasdaq on June 28, 2017 regarding, among other things, the Company’s failure to meet certain minimum market value requirements under applicable Nasdaq rules (the “Nasdaq Notice”), the Company is not in violation of the rules or requirements of Nasdaq and, to the knowledge of the Company, there are no facts or circumstances which would reasonably lead to delisting or suspension of the Common Stock.

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Section 4.07         Acknowledgment Regarding Investor’s Purchase of Securities. The Company acknowledges and agrees that Investor is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that Investor is not (a) an officer or director of the Company or any of its Subsidiaries, (b) to its knowledge, an “affiliate” (as defined in Rule 144 of the Securities Act) of the Company or any of its Subsidiaries or (c) to its knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that Investor is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Investor’s purchase of the Securities. The Company further represents to Investor that the Company’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company and its representatives.

Section 4.08         Brokers and Other Advisors. Except for Jeffries LLC, the fees and expenses of which will be paid by the Company in an aggregate amount not exceeding the amount set forth in Section 4.08 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of the Company’s Affiliates, directors or officers.

Section 4.09         Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares and Warrant Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue the Conversion Shares upon conversion of the Preferred Shares in accordance with this Agreement and the Certificate of Designation and the Warrant Shares upon exercise of the Warrants in accordance with this Agreement and the Warrants, is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company. The Company acknowledges that the issuance of the Securities will have a material dilutive effect upon its stockholders and other securityholders.

Section 4.10         Application of Takeover Protections; Rights Agreement. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to Investor as a result of the transactions contemplated by this Agreement, including the Company’s issuance of the Securities and Investor’s ownership of the Securities. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

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Section 4.11         SEC Documents; Financial Statements. Since May 12, 2016, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to Investor or its representatives true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents (the “Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (a) as may be otherwise indicated in the Financial Statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material, either individually or in the aggregate). Except as set forth on Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at September 30, 2016, including the notes thereto, or (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2016, which would not be material to the Company and its Subsidiaries, taken as a whole, other than, in each case of clauses (i) and (ii), the Notes. No other information provided by or on behalf of the Company to Investor which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Documents. To the knowledge of the Company, none of the SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Entity or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

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Section 4.12         Absence of Certain Changes. Since September 30, 2016, (a) the Company and its Subsidiaries have conducted their business in the ordinary course and in a manner consistent with past practice, and (b) except as expressly set forth in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (but excluding (1) any documents filed as exhibits, annexes and schedules thereto or incorporated by reference therein, (2) any risk factor disclosures therein (other than any factual information contained therein), and (3) any disclosure of risks included in any “forward-looking statements” disclaimer therein or any other statements therein that are similarly non-specific or precise or forward-looking in nature), there has not been any Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any Law relating to bankruptcy, insolvency, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, receivership, liquidation or winding up, and, to the knowledge of the Company, no creditor of the Company or any of its Subsidiaries intends to initiate involuntary bankruptcy proceedings. The Company and its Subsidiaries, individually and on a consolidated basis, are not, as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Initial Closing and at the Closing will not be, Insolvent. For purposes of this Section 4.12, “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness, (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature, and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature.

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Section 4.13         No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (a) would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced (other than the transactions contemplated by this Agreement), or (b) would have, or would reasonably be expected to have, a Material Adverse Effect. To the Company’s knowledge, no event, development or circumstance has occurred or exists, or is reasonably expected to exist or occur, that would, or would reasonably be expected to, (i) result in a failure of the Development Partner to pay, in full, any amounts that are owed and payable, or become owed or payable, to the Company under the Partner Agreements, including any overdue amounts and any applicable milestone payments payable upon the occurrence of the applicable milestones set forth therein, or (ii) prevent, materially delay, or otherwise adversely affect the ability of the Company to obtain all Regulatory Approvals, including all Regulatory Approvals in connection with the development and commercialization of ONS-3010 and ONS-1045, a biosimilar to bevacizumab (Avastin®). For purposes of this Section 4.13, “Regulatory Approvals” means all approvals, licenses, registrations, authorizations or clearances of any federal, state or local Governmental Entity, necessary for the commercial manufacture, use, storage, import, export, transport, promotion, or sale of any Company product in the relevant jurisdiction, including approval of the U.S. Food and Drug Administration and European Medicines Agency, and including pricing or reimbursement approvals, where applicable, by the applicable Governmental Entity in such jurisdiction.

Section 4.14         Certificate of Incorporation and Bylaws. The Company has furnished to Investor true, correct and complete copies of (a) the Company’s Amended and Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), (b) the Company’s Amended and Restated Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, each as amended and as in effect on the date hereof, and (d) the terms of all Other Securities and the material rights of the holders thereof in respect thereto that have not been disclosed in the SEC Documents. The Company is not in violation of any term of, or in default under, the Certificate of Incorporation, the Bylaws or any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company. None of the Subsidiaries of the Company are in violation of any term of, or in default under, its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 4.15         Permits; Compliance. The Company and each of its Subsidiaries is in possession of all Company Permits, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to possess, or the suspension or cancellation of, any of the Company Permits would not be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is or, since January 1, 2014, has been, in conflict with, or in default, breach or violation of, any Law or Company Permit applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults, breaches or violations that have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, and except the Nasdaq Notice, the Company is not in violation of any of the rules, regulations or requirements of Nasdaq. Since May 12, 2016, (i) the Common Stock has been listed or designated for quotation on Nasdaq, (ii) trading in the Common Stock has not been suspended by the SEC or Nasdaq and (iii) other than the Nasdaq Notice, the Company has received no communication, written or oral, from the SEC or Nasdaq regarding the suspension or delisting of the Common Stock from Nasdaq.

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Section 4.16         Anti-Corruption; Anti-Money Laundering; Sanctions. (a) Neither the Company, its Subsidiaries, nor any of their respective directors, officers, agents or employees, nor any other Person acting for or on behalf of the foregoing (each, a “Company Affiliate”) (i) is itself, or is 50% or more owned by, a target of any sanctions, laws, lists, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States or other government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Kingdom, the European Union (and any of its member states) or the United Nations Security Council, or any other relevant authority or sanctions-administering body (collectively, “Sanctions”), or (ii) is located, organized or resident in a country or territory that is the target of any such Sanctions (including without limitation, Cuba, Iran, North Korea, North Sudan or Syria).

(b)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to any Sanctions is pending or threatened.

(c)          The operations of the Company and its Subsidiaries and, to the knowledge of the Company, the other Company Affiliates are and have been conducted at all times in compliance with applicable anti-money laundering and anti-terrorism financing laws of all jurisdictions in which they operate, the rules and regulations promulgated thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity thereof or therein (collectively, the “Anti-Money Laundering and Anti-Terrorism Financing Laws”).

(d)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to Anti-Money Laundering and Anti-Terrorism Financing Laws is pending or threatened.

(e)          Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Company Affiliate has engaged in conduct that would violate any anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation, and any other similar laws against bribery or corruption (the “Anti-Corruption Laws”).

(f)          Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other Company Affiliate has offered, promised, given, or authorized the offer, promise, or giving, or accepted or requested, any compensation, payment or gift or anything of value, directly or indirectly, to or from any Person (whether government-affiliated or not) for the purpose of influencing or inducing any act or decision or inaction in order to obtain, retain or direct business or to secure an improper advantage.

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(g)          To the knowledge of the Company, no Action by or before any Governmental Entity or any arbitrator involving the Company or any Company Affiliate with respect to Anti-Corruption Laws is pending or threatened.

Section 4.17         Sarbanes-Oxley Act. The Company and each Subsidiary has been at all times and currently is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

Section 4.18         Transactions With Affiliates. As of the date of this Agreement, and other than the Purchase and Exchange Agreement, there are no transactions, Contracts, arrangements, commitments or understandings between (a) the Company or any of its Subsidiaries and (b) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act that are not disclosed in the SEC Documents.

Section 4.19         Absence of Litigation. Other than the Nasdaq Notice, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries (or, to the knowledge of the Company, any director or officer of the Company in such capacity as director or officer), by or before Nasdaq, any Governmental Entity or any self-regulatory organization or body that, if adversely determined against the Company or its applicable Subsidiary, would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, any continuing investigation by, any Governmental Entity or any Order that is, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.20         Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party.

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Section 4.21         Employee Benefit Matters.

(a)          Plans and Material Documents. Section 4.21(a) of the Company Disclosure Schedule lists each material Company Plan. With respect to each Company Plan, the Company has made available to Investor a true and complete copy of the plan document as amended to the date hereof (or, in the case of any Company Plan that is unwritten, a description thereof), together with, if applicable, (i) the most recent summary plan description for which such summary plan description is required (including all amendments thereto through the date hereof), (ii) the most recent annual reports on Form 5500 required to be filed with the United States Internal Revenue Service (“IRS”) with respect to each Company Plan (if any such report was required), (iii) each trust agreement and insurance or group annuity contract relating to any Company Plan, and (iv) copies of non-discrimination testing results for the three most recent plan years.

(b)          Plan Compliance. Each Company Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each of the Company and its ERISA Affiliates, as applicable, has performed the obligations required to be performed by it under, is not in any material respect in default under or in violation of, and, to the Company’s knowledge, there is no material default or violation by any party to, any Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course of business) and, to the knowledge of the Company, no fact or event exists that could give rise to any such action.

(c)          Qualification of Certain Plans. Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to the most recent applicable determination letter filing period or has timely applied to the IRS for such a letter, and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that would reasonably be expected to adversely affect the qualification of such Company Plan.

(d)          No Title IV Plans. None of the Company Plans is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(e)          Effect of Transaction. Except as set forth on Section 4.21(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall: (i) result in the acceleration of the time of payment or vesting or creation of any rights of any current or former employee, manager, director or consultant to compensation or benefits under any Company Plan or otherwise, (ii) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee, manager, director or consultant of the Company, or (iii) increase any benefits otherwise payable under any Company Plan.

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(f)          Section 280G Payments. No Company Plan provides for any payment by the Company or any Subsidiary that would result in the payment of any compensation or other payments that would not be deductible under the terms of Section 280G of the Code after giving effect to the transactions contemplated hereby.

(g)          Section 409A. Each Company Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered in all material respects, in both form and operation, with the provisions of Section 409A of the Code and the treasury regulations and other generally applicable guidance published by the IRS thereunder. None of the Company or any of its Subsidiaries has any liability or obligation to pay or reimburse any Taxes, related penalties, or interest that may be imposed by Section 409A of the Code.

Section 4.22         Labor and Employment Matters.

(a)          Collective Bargaining Agreements. There are no collective bargaining agreements that cover any of the Service Providers of the Company and its Subsidiaries to which the Company or any of its Subsidiaries is a party, and to the knowledge of the Company, there are no strikes, disputes, requests for representation, slowdowns or stoppages, organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any such Service Providers pending, or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries. There are no unfair labor practice charges, material grievances or material complaints pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(b)          Compliance with Laws. The Company and its Subsidiaries are currently in compliance in all material respects with all Laws related to the employment of labor, including those related to wages, hours, collective bargaining, terms and conditions of employment, discrimination in employment and collective bargaining, equal opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, occupational health and safety and the collection and payment of withholding. The classification of each of their employees as exempt or nonexempt has been made in all material respects in accordance with applicable Law. No liability for termination notice or severance has been incurred with respect to any service providers of the Company or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act as a result of an act or event occurring prior to the Closing.

Section 4.23         Real Property; Title. The Company and its Subsidiaries do not own any real property. The SEC Documents include as exhibits thereto all Leases relating to the Leased Real Property. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. The Company and its Subsidiaries have good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case, free and clear of all Encumbrances, except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.

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Section 4.24         Intellectual Property. (a)           Section 4.24(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all registrations and applications for registration with a Governmental Entity or Internet domain name registrar of Owned Intellectual Property (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner. Each item of Registered Intellectual Property is (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof and record and perfect the Company’s or any of its Subsidiaries’ interest therein, and (iii) not subject to any Action or Contract adversely affecting the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that could impair the validity or enforceability thereof.

(b)          The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and exclusive licenses, and the Company and its Subsidiaries have a valid license to use all Licensed Intellectual Property in connection with the operation of the businesses of the Company and its Subsidiaries, subject only to the terms of the Company IP Agreements. The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the businesses of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. There is no pending or threatened claim by any third party contesting or challenging (i) the validity or enforceability of any Owned Intellectual Property, or (ii) the ownership or right to use by the Company or any of its Subsidiaries of any Company Intellectual Property.

(c)          The Company and its Subsidiaries have valid and enforceable licenses to use all Intellectual Property that is the subject of the Company IP Agreements and any other Intellectual Property used in the businesses of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. Each Company IP Agreement is in full force and effect and is enforceable against the Company and, to the knowledge of the Company, the other parties thereto. There does not exist under any Company IP Agreement any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, on the part of any other party to such Company IP Agreement.

(d)          The Owned Intellectual Property and the operation of the businesses of the Company and its Subsidiaries as currently conducted, as has been conducted during the past six (6) years and as proposed to be conducted do not infringe, violate or misappropriate any Intellectual Property of any Person or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the Law of any jurisdiction. There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person: (i) alleging that the Company, any of its Subsidiaries or the Owned Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of such Person, or (ii) challenging the validity, enforceability, ownership, or right to use, sell, or license any Owned Intellectual Property. No Person is engaging in any activity, or has engaged in any activity during the past six (6) years, that infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property, and there is no Action pending or threatened by the Company or any of its Subsidiaries against any Person alleging such Person is engaged in any such activity.

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(e)          The Company and each of its Subsidiaries have taken all reasonable measures to maintain the confidentiality of all confidential information used or held for use in the operation of their businesses, including all confidential Company Intellectual Property. No confidential information, trade secrets or other confidential Company Intellectual Property have been disclosed by the Company or any of its Subsidiaries to, or discovered by, any Person except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which no party thereto is in default thereunder and no condition exists that with notice or the lapse of time or both could constitute a default thereunder.

(f)          The Company and its Subsidiaries have taken all reasonable steps to protect and maintain the Owned Intellectual Property. Without limiting the foregoing, the Company and its Subsidiaries have and enforce policies requiring each employee, consultant and independent contractor who creates or develops Intellectual Property for or on behalf of the Company and/or any of its Subsidiaries to execute a proprietary rights assignment and confidentiality agreement substantially in the form provided to the Investor, and all current and former employees, consultants and independent contractors of the Company and its Subsidiaries who have created or developed Intellectual Property for or on behalf of the Company have executed such an agreement. No employee, consultant or independent contractor of the Company or its Subsidiaries is in default or breach of any term of such agreement.

(g)          No funding, facilities or resources of any Governmental Entity, intergovernmental organization, university, college, other educational institution or research center was used in the development of the Owned Intellectual Property in a manner that has resulted in any such Person having any claim of interest, ownership or license, or right to obtain ownership or license, to any such Owned Intellectual Property.

(h)          The Company IT Assets are adequate for the operation of the businesses of the Company and its Subsidiaries and operate and perform in accordance with their documentation and functional specifications. The Company IT Assets have not malfunctioned or failed within the past six (6) years and do not contain any disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other software or systems, or (ii) enable or assist any Person to access without authorization any Company IT Assets. The Company and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has gained unauthorized access to any Company IT Assets.

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(i)          The Company and its Subsidiaries are in compliance with all applicable Laws and internal policies pertaining to privacy and personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (collectively, “Personal Information”). There is not and has not been any written complaint to, or any audit, proceeding, investigation (including any formal or, to the knowledge of the Company, informal investigation) or claim against, the Company or any of its Subsidiaries by any private party, data protection authority, any state attorney general or similar state official or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal or other processing of Personal Information.

Section 4.25         Environmental Laws. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) none of the Company nor any of its Subsidiaries is in violation of or, since January 1, 2014, has violated, any Environmental Law, (b) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance, (c) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances, (d) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens, or with respect to exposure to Hazardous Substances), (e) each of the Company and its Subsidiaries has all Environmental Permits, and (f) each of the Company and its Subsidiaries is and, since January 1, 2014, has been, in compliance with its Environmental Permits.

Section 4.26         Material Contracts. (a) Section 4.26 of the Company Disclosure Schedule contains a complete list of the following types of Contracts, including all amendments, supplements and modifications, to which the Company or any of its Subsidiaries is a party (such Contracts, the “Material Contracts”):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company or any of its Subsidiaries that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended September 30, 2016 or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii)         any Contract for the purchase of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments by the Company or any of its Subsidiaries of $300,000 or more, (B) which involved consideration or payments by the Company or any of its Subsidiaries in excess of $300,000 in the aggregate during the calendar year ended December 31, 2016, or (C) which is expected to involve consideration or payments by the Company or any of its Subsidiaries in excess of $300,000 in the aggregate during the calendar year ending December 31, 2017 or December 31, 2018;

(iii)        any Contract for the furnishing of materials, supplies, goods, services, equipment or other assets (A) providing for annual payments to the Company or any of its Subsidiaries of $300,000 or more, (B) which involved consideration or payments to the Company or its Subsidiaries in excess of $300,000 in the aggregate during the calendar year ended December 31, 2016, or (C) which is expected to involve consideration or payments to the Company or its Subsidiaries in excess of $300,000 in the aggregate during the calendar year ending December 31, 2017 or December 31, 2018;

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(iv)        all Contracts concerning the establishment, management or operation of a joint venture, partnership, limited liability company, business alliance or strategic collaboration arrangement;

(v)         all Contracts relating to Indebtedness of the Company or any of its Subsidiaries;

(vi)        all Contracts containing any non-compete or exclusivity provision or any similarly restrictive provision with respect to any line of business, Person or geographic area with respect to the Company or any of its Affiliates;

(vii)       all Company IP Agreements;

(viii)      all employment, contractor, consultant or similar Contracts with annual base pay in excess of $200,000;

(ix)         all Contracts that contain obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance), and any interest rate or currency hedging agreements;

(x)          all Contracts and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any real property (including all Contracts and Leases described in Section 4.23);

(xi)         all material management Contracts and Contracts with consultants, including any Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries;

(xii)        each Contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $300,000;

(xiii)       each Contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand;

(xiv)      all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand;

(xv)       any Contract that grants or conveys rights of refusal, or contains “most favored nation”, “most favored customer” or similar pricing provisions, or that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

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(xvi)      each “single source” supply Contract pursuant to which goods or materials that are material to the business of the Company and its Subsidiaries, taken as a whole, are supplied to the Company or any of its Subsidiaries from an exclusive source;

(xvii)     any Contract that will be binding on Investor or any of its Affiliates after the Closing, other than the Company and its Subsidiaries; and

(xviii)    all other Contracts, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses.

(b)          Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s knowledge, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the Company’s knowledge, the other parties thereto in accordance with its terms. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract, except as would not be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have not received any claim or notice of default, termination or cancellation under any Material Contract. The Company has furnished or made available to Investor correct and complete copies of all Material Contracts, including any amendments, waivers or changes thereto.

Section 4.27         Board Approvals. The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (a) determined that this Agreement the other Transaction Documents and the transactions contemplated hereby and thereby are fair to, and in the best interests of, the Company and its stockholders, (b) adopted this Agreement and the other Transaction Documents and approved the transactions contemplated hereby and thereby, (c) resolved to recommend that the stockholders of the Company approve the transactions contemplated by the Transaction Documents, including the Company’s issuance of the Securities as described in the Transaction Documents (such recommendation, the “Board Recommendation”) and (d) directed that transactions contemplated by the Transaction Documents, including the Company’s issuance of the Securities as described in the Transaction Documents, be submitted to a vote of the Company’s stockholders.

Section 4.28         Subsidiary Rights. The Company or one of its Subsidiaries, as applicable, has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

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Section 4.29         Tax Status. Except as set forth in Section 4.29 of the Company Disclosure Schedule, each of the Company and its Subsidiaries (a) has filed all foreign, federal and state income and all other material tax returns, reports and declarations required to be filed by any jurisdiction to which it is subject, except for any tax returns for which valid extensions have been filed and are still in effect, (b) has paid all taxes and other governmental assessments and charges that are material in amount, due and owing and shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (c) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed in writing to be due by the taxing authority of any jurisdiction, and the Company and its Subsidiaries know of no basis for any such claim. The Company is not a foreign corporation so as to qualify potentially as a passive foreign investment company, as defined in Section 1297 of the Code.

Section 4.30         Internal Accounting and Disclosure Controls. Each of the Company and its Subsidiaries maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that is effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Since May 12, 2016, neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountant or other Person relating to any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries.

Section 4.31         Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.32         Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

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Section 4.33         Acknowledgement Regarding Investor’s Trading Activity. It is understood and acknowledged by the Company that (a) following the public disclosure of the transactions contemplated by the Transaction Documents, in accordance with the terms thereof, Investor has not been asked by the Company or any of its Subsidiaries to agree, nor has Investor agreed with the Company or any of its Subsidiaries, to desist from effecting any transactions in or with respect to (including purchasing or selling, long or short) any securities of the Company, or “derivative” securities based on securities issued by the Company or to hold any of the Securities for any specified term, (b) Investor or its Affiliates, and counterparties in “derivative” transactions to which Investor or any such Affiliate is a party, directly or indirectly, presently may have a “short” position in the Common Stock which was established prior to Investor’s knowledge of the transactions contemplated by the Transaction Documents, and (c) Investor shall not be deemed to have any affiliation with or control over any arm’s length counterparty in any “derivative” transaction. The Company further understands and acknowledges that, following the public disclosure of the transactions contemplated by the Transaction Documents pursuant to the 8-K Filings, Investor or its Affiliates may engage in hedging or trading activities at various times during the period that the Securities are outstanding, including during the periods that the value or number of the Conversion Shares deliverable with respect to the Securities are being determined and such hedging or trading activities, if any, can reduce the value of the existing stockholders’ equity interest in the Company both at and after the time the hedging or trading activities are being conducted. The Company acknowledges that such aforementioned hedging or trading activities do not constitute a breach of this Agreement or any other Transaction Document or any of the documents executed in connection herewith or therewith.

Section 4.34         Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, no Person acting on their behalf has, directly or indirectly, (a) taken any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company or any of its Subsidiaries to facilitate the sale or resale of any of the Securities, (b) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (c) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company or any of its Subsidiaries.

Section 4.35         U.S. Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries is, or has ever been, and so long as any of the Securities are held by Investor, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon Investor’s request.

Section 4.36         Transfer Taxes. On each of date hereof and the Closing Date, all stock transfer or other taxes (other than income or similar taxes) that are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to Investor hereunder at each of the Initial Closing and the Closing, as applicable, will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

Section 4.37         Shell Company Status. The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i) promulgated under the Securities Act.

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Section 4.38         Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided Investor or its agents or counsel with any information that constitutes or might constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that Investor will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to Investor regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Other than the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly announced or disclosed. The Company acknowledges and agrees that Investor neither makes nor has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Article III.

Article V

COVENANTS

Section 5.01         Conduct of Business. (a) The Company covenants and agrees that, between the date of this Agreement and the Closing, except (i) as set forth in Section 5.01 of the Company Disclosure Schedule, or (ii) with the prior written consent of Investor, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with their significant customers, suppliers, distributors, creditors and other Persons with which the Company or any of its Subsidiaries has a significant business relationship, and (E) comply in all material respects with applicable Law.

(b)          By way of amplification and not limitation, except as set forth in Section 5.01 of the Company Disclosure Schedule or with the prior written consent of Investor, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following:

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(i)          other than filing the Certificate of Designation as contemplated by this Agreement, amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)         issue, sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any Other Securities, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to employee stock options, restricted stock units or restricted stock awards outstanding on the date hereof pursuant to the terms of the applicable Company Plans as in effect immediately prior to the date of this Agreement or as contemplated by the Purchase and Exchange Agreement);

(iii)        sell, pledge or dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any material assets of the Company or any of its Subsidiaries (including any asset of the Company or any of its Subsidiaries with a book value of greater than $50,000), except (A) immaterial Encumbrances in the ordinary course of business consistent with past practice pursuant to any Contracts in force on the date of this Agreement, or (B) such dispositions among the Company and its Subsidiaries;

(iv)        declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or capitalize any amount standing to the credit of any reserves of the Company, except for dividends by any of the Company’s direct or indirect wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries;

(v)         adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi)        (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any (x) corporation, partnership, other business organization or any division thereof or (y) assets other than in the ordinary course of business consistent with past practice, (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, (C) make, or make any commitment with respect to, any capital expenditure (x) that exceeds by more than ten percent (10%) the budgeted amount therefor set forth in the Approved Budget, or (y) not set forth in the Approved Budget, or (D) enter into or amend any Contract, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(vi);

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(vii)       except as otherwise required under any Company Plan in existence as of the date of this Agreement, (A) increase the compensation payable or to become payable or the benefits provided to Service Providers, (B) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former Service Provider, (C) establish, adopt, enter into, terminate or amend any Company Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider except as required by Law, (D) loan or advance any money or other property to any current or former Service Provider, or (E) establish, adopt, enter into or amend any collective bargaining agreement;

(viii)      (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity, equity-based or other incentive awards as a result of the Purchase, any other change of control of the Company or otherwise, or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(ix)         terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 10 employees in any six-month period in the ordinary course of business consistent with past practice) or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(x)          change its financial accounting policies or procedures in effect as of the date hereof, other than as required by Law or GAAP;

(xi)         (A) make any change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any Tax election, (C) settle or compromise any claim, investigation, audit or controversy relating to Taxes or consent to any claim or assessment relating to Taxes, (D) file any amended tax return or a tax return in a manner inconsistent with past practice or claim for refund (or surrender any right to claim a refund), (E) enter into any closing agreement relating to Taxes, or (F) waive or extend the statute of limitations in respect of the assessment or determination of Taxes;

(xii)        (1) settle (or propose to settle), abandon or commence any Action, other than settlements involving not more than $50,000 in monetary damages in the aggregate (net of insurance proceeds) payable by the Company or any of its Subsidiaries and that do not (x) require any actions or impose any material restrictions on the business or operations of the Company and its Subsidiaries, or (y) include the admission of wrongdoing by the Company or any of its Subsidiaries, (2) settle or compromise any material investigation or inquiry by any Governmental Entity, including by entering into any consent decree or other similar agreement, or (3) waive, release or assign any claims or rights of material value;

(xiii)       enter into, amend, waive, modify, restate, renew or terminate any Material Contract (or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement) or enter into any Contract with a term of greater than two (2) years, except for any amendment of the Warrant Agreement, dated as of May 18, 2016, between the Company and American Stock Transfer & Trust Company, LLC, to effect the modification of the expiration date of the Series A Warrants as contemplated by the NWPA Amendment and Waiver, and except for entry into the Purchase and Exchange Agreement;

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(xiv)      (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, Company IT Asset or Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in such Company Intellectual Property, Company IT Asset and Company IP Agreements, (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, (C) grant to any third party the right to develop, manufacture or commercialize any Company products, or (D) enter into any new Contract pursuant to which the Company or any of its Subsidiaries receives a license, covenant not to sue or other right under any Intellectual Property (other than Contracts for commercially available off-the-shelf IT Assets or other such software);

(xv)       fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi)      merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xvii)     enter into, amend, waive or terminate (other than terminations in accordance with their terms) transactions, Contracts, arrangements, commitments or understandings between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act, other than the entry into the Purchase and Exchange Agreement; or

(xviii)    agree, resolve, announce an intention, enter into any formal or informal Contract or otherwise make a commitment, to do any of the foregoing.

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Section 5.02         Stockholder Approval. (a) As promptly as reasonably practicable following the date of this Agreement, and in any event within five (5) Business Days, the Company shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the approval by the stockholders of the Company of the transactions contemplated by the Transaction Documents, including the Company’s issuance of the Securities as described in the Transaction Documents, in accordance with applicable Law and the rules and regulations of Nasdaq (such approval, the “Stockholder Approval”). Each of the Company and Investor shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Investor shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. Within three (3) Business Days of the earlier of (i) the date on which the Company learns, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first Business Day that is at least 10 calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the Company learns, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement, the Company shall have established a record date for the Stockholders Meeting and shall promptly thereafter, file and mail the definitive Proxy Statement to the Company’s stockholders. The Proxy Statement shall include the Board Recommendation. The Company shall promptly notify Investor in writing upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Investor with a copy of all written correspondence between the Company or any representatives of the Company, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement. The Company shall give Investor and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to the Company’s stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall, in each case, include all comments reasonably requested by Investor. If, at any time prior to the Stockholder Meeting, any information relating to the Company, Investor or any of their respective Affiliates, officers or directors should be discovered by the Company or Investor which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

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(b)          The Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Stockholder Meeting.  Notwithstanding the foregoing sentence, (i) if on a date for which the Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Stockholder Approval, whether or not a quorum is present, the Company shall, upon written direction of Investor, and (ii) the Company shall, at any time, upon written direction of Investor, in either case, make one or more successive postponements or adjournments of the Stockholder Meeting; provided that the Stockholder Meeting is not postponed or adjourned to a date that is more than 30 calendar days after the date for which the Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(c)          The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of, and to take all other actions necessary or advisable to secure, the Stockholder Approval. Without the prior written consent of Investor, the approval of the transactions contemplated by the Transaction Documents, including the Company’s issuance of the Securities as described in the Transaction Documents, shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Stockholder Meeting.

Section 5.03         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Investor shall cooperate with each other and use (and the Company shall cause its Subsidiaries to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (a) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions set forth in Articles VI and VII, as applicable, to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (b) obtain all Required Approvals and all other approvals, consents, waivers and other confirmations from any third party necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Transaction Documents; provided that all costs and expenses relating to the foregoing shall be the sole responsibility of the Company. Notwithstanding the foregoing, this Agreement shall not obligate Investor or any of its Affiliates to (i) make any sale, divestiture, license or other disposition of its assets, properties or businesses, or the Securities to be acquired by Investor pursuant hereto, (ii) agree to the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such businesses, assets and properties or such Securities, or (iii) take any other action that could reasonably be expected to negatively impact Investor or any of its Affiliates, whether in respect of the transaction contemplated by the Transaction Documents or otherwise.

Section 5.04         Blue Sky. If applicable, the Company, on or before the Initial Closing and the Closing, as the case may be, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for sale to Investor at the Initial Closing or the Closing, as the case may be, pursuant to this Agreement under applicable securities or state “Blue Sky” laws (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Investor on or prior to the date hereof or the Closing Date, as applicable. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including all applicable federal securities laws and all applicable state “Blue Sky” laws), and the Company shall comply with all applicable federal, state and local Laws relating to the offering and sale of the Securities to Investor.

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Section 5.05         Use of Proceeds. Except to the extent consented to by Investor in writing (in its sole discretion) and except as set forth in Schedule 5.11, the Company shall use the proceeds from the sale of the Securities hereunder (i) for the purpose of developing ONS-3010, a biosimilar to adalimumab (Humira®) (“ONS-3010”), and (ii) for the other purposes set forth in the budget attached hereto as Schedule 5.05 (the “Approved Budget”), in each case, in accordance with the Approved Budget, and not for any other purpose.

Section 5.06         Access to Information. Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to, (a) provide to Investor and Investor’s representatives access at reasonable times during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of the Company), (b) furnish promptly to Investor such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Investor or its representatives may reasonably request, and (c) provide Investor with a weekly unaudited consolidated balance sheet and statement of the cash flows of the Company and its Subsidiaries for the thirteen-week period following the then-current week.

Section 5.07         Fees. Regardless of whether the transactions contemplated by this Agreement and the other Transaction Documents are consummated, the Company shall pay and reimburse Investor for, and Investor shall be entitled to, all reasonable and documented out-of-pocket fees and expenses incurred by Investor and its Affiliates in connection with the negotiation, execution, diligence, evaluation and structuring of the transactions contemplated by this Agreement and the other Transaction Documents (or relating thereto), including attorneys’, consultants’ and advisors’ fees and any costs of recovering any such fees or expenses from the Company in a dispute or otherwise (any such fees and expenses, collectively, the “Investor Expenses”). The Company shall be responsible for (a) the payment of any transfer agent fees and fees of The Depository Trust & Clearing Corporation relating to or arising out of the transactions contemplated by the Transaction Documents, and (b) any claim by any broker, finder or advisor purporting to be due a fee in connection herewith, and, in each case, the Company shall indemnify Investor and its Affiliates for, and hold Investor and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys’, consultants’ and advisors’ fees and out-of-pocket expenses and any costs of recovering any such loss, liability or expense from the Company in a dispute or otherwise) arising in connection with any such payment or claim.

Section 5.08         Pledge of Securities. Notwithstanding anything to the contrary contained in this Agreement, and without limiting any rights of Investor, the Company acknowledges and agrees that the Securities may be pledged by Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and if Investor effects a pledge of Securities, Investor shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Investor.

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Section 5.09         Disclosure of Transactions and Other Material Information. The Company shall, on or before 5:30 p.m., New York time, on the first Business Day after the date of this Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents, including this Agreement (the “8-K Filing”). Investor shall have a reasonable opportunity to review and comment on the 8-K Filing prior to the filing thereof and the Company shall include all comments reasonably requested by Investor. From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. Other than as contemplated by the Investor Rights Agreement, the Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide Investor with any material, non-public information regarding the Company or any such Subsidiary from and after the 8-K Filing without the express prior written consent of Investor. The Company understands and confirms that Investor shall be relying on the foregoing covenant and agreement in effecting transactions in securities of the Company, and based on such covenant and agreement, unless otherwise expressly agreed in writing by Investor: (a) Investor does not have any obligation of confidentiality with respect to any information that the Company provides to Investor, and (b) Investor shall not be deemed to be in breach of any duty to the Company or to have misappropriated any non-public information of the Company, if Investor engages in transactions of securities of the Company, including any hedging transactions, short sales or any derivative transactions based on securities of the Company while in possession of such material non-public information. In the event of a breach of any of the foregoing covenants or any of the covenants or agreements contained in the Transaction Documents by the Company, any Subsidiary of the Company, or any of its or their respective officers, directors, employees and agents (as determined in the reasonable good faith judgment of Investor), in addition to any other remedy provided herein or in the Transaction Documents, Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such breach or such material, non-public information, as applicable, without the prior approval by the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees or agents. Investor shall have no liability to the Company, any of its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure. Subject to the foregoing, Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Order or court process. Investor and the Company shall agree to the initial press release to be issued following execution of this Agreement (the “Initial Announcement”). Notwithstanding the foregoing, this Section 5.09 shall not apply to any press release or other public statement made by the Company or Investor which is consistent with the Initial Announcement and does not contain any information relating to the transactions contemplated by the Transaction Documents that has not been previously announced or made public in accordance with the terms of this Agreement.

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Section 5.10         Reservation of Shares. During the period commencing on the date of this Agreement and ending on the date that no Preferred Shares and Warrants remain outstanding, the Company shall take all actions reasonably necessary (including increasing any such reserve, as necessary) to at all times have authorized, and reserved for the purpose of issuance, no less than (i) the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares then outstanding (determined without taking into account any limitations on the conversion of the Preferred Shares set forth in the Certificate of Designation), and (ii) 150% of the maximum number of Warrant Shares issuable upon exercise of the Warrants then outstanding (without taking into account any limitations on the exercise of the Warrants set forth therein).

Section 5.11         Listing of Conversion Shares and Warrant Shares; Nasdaq Notice. The Company shall use its best efforts to (a) cause the Conversion Shares and the Warrant Shares to be approved for listing on Nasdaq, subject to official notice of issuance, and (b) remedy the matters identified in the Nasdaq Notice, including by engaging in discussions and cooperating with Nasdaq to remedy such matters. The Company shall comply with the covenants and obligations set forth on Schedule 5.11.

Section 5.12         Exclusivity. From the date of this Agreement until the Closing, the Company shall not, and shall cause its Affiliates, and its and their respective officers, trustees, employees, brokers, finders, financial advisors, investment bankers, directors, representatives and agents (collectively, “Representatives”) not to (a) solicit, initiate, encourage, facilitate (including by way of furnishing any non-public information or providing assistance or access to properties or assets) any inquiries or any proposal or offer (including any proposal or offer to the Company’s stockholders) (i) relating to any (A) debt or equity financing of the Company or any of its Subsidiaries, or (B) acquisition or purchase of all or any portion (other than ordinary course sales of products or immaterial assets) of the assets of the Company or any of its Subsidiaries (including any license, sale, disposition or other transaction involving or relating to any asset or right, including intellectual property assets or rights), (ii) to enter into any business combination, equity or debt financing with the Company or any Subsidiary of the Company, (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company or any Subsidiary of the Company, or (iv) relating to any acquisition or purchase of all or a portion of the outstanding capital stock or other securities of the Company (any of the transactions described in this clause (a) being referred to herein as an “Alternative Transaction”), (b) knowingly participate in or enter into any discussions, conversations, negotiations or other communications regarding, furnish to any other Person any information with respect to, or cooperate with or encourage any effort or attempt by any other Person to seek to do, any of the foregoing, (c) grant any person any waiver or release under any standstill or similar agreement with respect to any class of securities of the Company or any Subsidiary, or (d) enter into any agreement, arrangement, understanding, term sheet or letter of intent with respect to any of the foregoing. The Company shall, and shall cause its Affiliates and its and their Representatives to, immediately cease and terminate any and all existing discussions, conversations, negotiations and other communications with any and all Persons conducted heretofore with respect to any of the foregoing, in each case, other than the transactions contemplated by this Agreement. The Company shall notify the Investor promptly if any such approach, proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to the Investor, indicate in reasonable detail the identity of the Person making such approach, proposal, offer, inquiry or contact and the terms and conditions of such approach, proposal, offer, inquiry or contact. To the extent that the Closing does not occur, and the Company enters into any Alternative Transaction with any Person other than Investor during the period starting on the date hereof through the date that is twelve (12) months following the termination of this Agreement in accordance with Article VIII, the Company shall pay Investor an aggregate amount equal to (i) $12,500,000 as liquidated damages, plus (ii) all Investor Expenses (such aggregate amount, the “Company Fee”).

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Section 5.13         Conversion and Exercise Procedures; Put Right. Each of the form of exercise notice included in the Warrants and the form of notice of conversion included in the Certificate of Designation set forth the totality of the procedures required of Investor in order to exercise the Warrants or convert the Preferred Shares. No additional legal opinion, other information or instructions shall be required of Investor to exercise the Warrants or convert the Preferred Shares. The Company shall honor exercises of the Warrants and conversions of the Preferred Shares and shall deliver the Conversion Shares and Warrant Shares in accordance with the terms, conditions and time periods set forth in the Certificate of Designation and Warrants. The Company shall, and shall cause its Representatives to, take all actions necessary to comply with any and all obligations of the Company under Section 8(b) of the Certificate of Designation in the event that Investor delivers a Put Notice (as defined in the Certificate of Designation) in accordance therewith.

Section 5.14         Board of Directors. Prior to each of the Initial Closing and the Closing, as the case may be, the Company shall take all actions as may be necessary (a) to cause (i) each of the individuals identified in Schedule 5.14 to be appointed to the Company Board as of the Initial Closing in the applicable class of directors specified in Schedule 5.14, and (ii) two additional individuals who will be identified to the Company by Investor prior to the fling of the definitive Proxy Statement to be appointed to the Company Board as of the Closing (such individuals identified in clauses (i) and (ii), collectively, the “Investor Designated Directors”) in the class of directors specified to the Company by Investor prior to the fling of the definitive Proxy Statement, in each case, to serve until the next applicable annual election of directors of the Company, and (b) subject to the independence and other requirements of Nasdaq and applicable Law, if applicable, to cause each Investor Designated Director to be appointed, as of Initial Closing or the Closing, as applicable, to the applicable committee of the Company Board specified in Schedule 5.14 (in the case of the Investor Designated Directors identified in clause (i) above) and specified to the Company by Investor prior to the fling of the definitive Proxy Statement (in the case of the Investor Designated Directors identified in clause (ii) above).

Article VI

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 6.01         Conditions to the Obligations of the Company at the Initial Closing. The obligation of the Company hereunder to consummate the transactions contemplated by this Agreement to occur at the Initial Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Initial Closing, of each of the following conditions:

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(a)          The representations and warranties of Investor set forth in Article III shall be true and correct in all respects as of the date hereof and as of the Initial Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date), except where the failure of such representations and warranties of Investor to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to perform its obligations hereunder.

(b)          Investor shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Initial Closing.

(c)          The Company shall have received a certificate signed on behalf of Investor by an executive officer certifying to the effect that the conditions set forth in Sections 6.01(a) and (b) have been satisfied.

Section 6.02         Conditions to the Obligations of the Company at the Closing. The obligation of the Company hereunder to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of Investor set forth in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date), except where the failure of such representations and warranties of Investor to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Investor to perform its obligations hereunder.

(b)          Investor shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          The Company shall have received a certificate signed on behalf of Investor by an executive officer certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

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Article VII

CONDITIONS TO THE OBLIGATIONS OF INVESTOR

Section 7.01         Conditions to the Obligations of Investor at the Initial Closing. The obligation of Investor hereunder to consummate the transactions contemplated by this Agreement to occur at the Initial Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Initial Closing, of each of the following conditions:

(a)          The representations and warranties of the Company set forth in Article IV shall be true and correct in all respects as of the date hereof and as of the Initial Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date).

(b)          The Company shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Initial Closing.

(c)          Investor shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Sections 7.01(a) and (b) have been satisfied.

(d)          Any and all consents, approvals, non-disapprovals, clearances, orders and other authorizations of any Governmental Entity necessary for the consummation of the transactions contemplated by the Transaction Documents in respect of the Initial Purchase shall have been obtained.

(e)          No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents in respect of the Initial Purchase.

(f)          The Conversion Shares and the Warrant Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g)          The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(h)          The NWPA Amendment and Waiver shall have been entered into, effective on or before the date hereof, in a form reasonably satisfactory to Investor.

(i)          The condition set forth on Schedule 7.01(i) shall have been satisfied.

(j)          The Investor Rights Agreement shall have been entered into, effective as of the Initial Closing Date.

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(k)          The Lock-Up Agreement and the Voting and Lock-Up Agreements shall have been entered into, effective as of the date hereof.

(l)          There shall not have occurred a Material Adverse Effect.

(m)          Investor shall have received any opinions of the Company’s counsel that are requested by Investor, dated as of the Initial Closing Date, each in a form reasonably satisfactory to Investor.

(n)          Effective as of the Initial Closing, each of the Investor Designated Directors to be appointed as of the Initial Closing shall have been appointed to the applicable class of directors and applicable committee of the Company Board, as identified in Schedule 5.14.

(o)          Trading in the Common Stock shall not have been suspended by the SEC or Nasdaq.

Section 7.02         Conditions to the Obligations of Investor at the Closing. The obligation of Investor hereunder to consummate the transactions contemplated by this Agreement to occur at the Closing is subject to the satisfaction or written waiver (where permissible under applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          The representations and warranties of the Company set forth in Article IV shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent that such representations and warranties speak only as of the date hereof or as of another date, in which case, only as of such date).

(b)          The Company shall have performed or complied in all material respects with each of its covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          Investor shall have received a certificate signed on behalf of the Company by an executive officer certifying to the effect that the conditions set forth in Sections 7.02(a) and (b) have been satisfied.

(d)          Any and all consents, approvals, non-disapprovals, clearances, orders and other authorizations of any Governmental Entity necessary for the consummation of the transactions contemplated by the Transaction Documents (“Required Approvals”) shall have been obtained.

(e)          No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents (a “Restraint”).

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(f)          The Conversion Shares and the Warrant Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g)          The Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

(h)          The NWPA Amendment and Waiver shall be in full force and effect, and no term or condition thereof shall have been amended, waived, supplemented or otherwise modified without the prior written consent of Investor.

(i)          The Investor Rights Agreement shall be in full force and effect.

(j)          The Lock-Up Agreement and the Voting and Lock-Up Agreements shall be in full force and effect.

(k)          The Stockholder Approval shall have been obtained.

(l)          Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(m)          Investor shall have received any opinions of the Company’s counsel that are requested by Investor, dated as of the Closing Date, each in a form reasonably satisfactory to Investor.

(n)          The Certificate of Incorporation and Bylaws shall have been amended, effective as of the Closing, in the manner requested by Investor.

(o)          The matters set forth on Schedule 7.02(o) shall have occurred to the reasonable satisfaction of Investor.

(p)          Effective as of the Closing, each of the Investor Designated Directors to be appointed as of the Closing shall have been appointed to the applicable class of directors and applicable committee of the Company Board in accordance with Section 5.14.

(q)          Trading in the Common Stock shall not have been suspended by the SEC or Nasdaq.

(r)          Investor shall have completed all its legal, technical, tax and financial due diligence with respect to the Company and the Subsidiaries and shall, in its reasonable judgment, be satisfied with the results thereof.

(s)          The Company shall be in good standing under the Laws of the State of Delaware and the Company shall have delivered to Investor a certificate of the Secretary of State of the State of Delaware, dated no more than two (2) Business Days prior to the Closing Date, as to the good standing of the Company under the Laws of the State of Delaware.

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(t)          The Purchase and Exchange Agreement shall be in full force and effect, and no term or condition thereof shall have been amended, waived, supplemented or otherwise modified without the prior written consent of Investor, and the transactions contemplated by the Purchase and Exchange Agreement shall be consummated substantially simultaneously with the Closing.

Article VIII

TERMINATION

Section 8.01         Termination. This Agreement may be terminated and the transactions contemplated by this Agreement and the other Transaction Documents may be abandoned at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Investor;

(b)          by either the Company or Investor upon written notice to the other, if the Closing shall not have occurred on or prior to January 31, 2018 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 8.01(b);

(c)          by either the Company or Investor, if any Restraint having the effect set forth in Section 7.02(e) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have complied in all material respects with its obligations under Section 5.03;

(d)          by Investor, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from Investor stating Investor’s intention to terminate this Agreement pursuant to this Section 8.01(d) and the basis for such termination; provided that Investor shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

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(e)          by the Company, if Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by Investor of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(f)          by Investor if the Stockholder Approval shall not have been obtained upon a vote held at the Stockholder Meeting.

Section 8.02         Effect of Termination; Certain Fees and Expenses.

(a)          In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 8.02 and Section 5.07, the last sentence of Section 5.12, the last sentence of Section 5.13 and Article IX, which shall remain in full force and effect and survive termination of this Agreement), and there shall be no liability or obligation on the part of Investor or the Company or their respective directors, officers and Affiliates in connection with this Agreement; provided that nothing herein shall relieve any party from liability for any losses or damages incurred or suffered by the other party as a result of a breach of this Agreement prior to such termination or from fraud.

(b)          The Company agrees that if Investor shall terminate this Agreement pursuant to Section 8.01(d) or Section 8.01(f), the Company shall pay to Investor the Company Fee promptly (but in any event no later than two (2) Business Days) after such termination. In no event shall Investor be entitled to receive, whether pursuant to Section 5.12 or this Section 8.02(b), the Company Fee in connection with the termination of this Agreement more than once; provided that such Company Fee is actually received by Investor and not subject to any Encumbrance attributable to the Company, including any “clawback” or similar obligation with respect to the Company Fee in connection with any bankruptcy, insolvency or similar proceeding involving the Company.

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Article IX

MISCELLANEOUS

Section 9.01         Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdiction other than the State of New York. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York, for any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates). Consistent with the preceding sentence, each of the parties hereto hereby (a) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.06, (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts, and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.01.

Section 9.02         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.03         Interpretation; Headings. When a reference is made in this Agreement to an Exhibit, a Schedule or a Section, such reference shall be to an Exhibit, a Schedule or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

Section 9.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Documents are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that such transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05         Entire Agreement; Amendments. This Agreement (including the exhibits and schedules hereto and including the Investor Disclosure Schedule and the Company Disclosure Schedule) and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.06         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email transmission (upon confirmation of receipt and with a confirmatory copy sent by an internationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.06):

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(a)          If to the Company:

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Email: LawrenceKenyon@OncoBiologics.com

Attention: Lawrence A. Kenyon

With a copy (which shall not constitute notice) to:

Cooley LLP

1114 6th Avenue

New York, New York 10110

Email: ypierre@cooley.com

Attention: Yvan-Claude Pierre

(b)          If to Investor:

GMS Tenshi Holdings Pte. Limited

36 Robinson Road

#13-01

City House

Singapore 06887

Email: info@gmsholdings.com

Attention: Executive Director

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: brien.wassner@shearman.com
Attention: Brien Wassner

Section 9.07         Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, in whole or in part (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other party hereto, except that Investor may assign all or any of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall relieve Investor of its obligations under this Agreement if such assignee does not perform such obligations. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.08         Waiver. Any party hereto entitled to the benefits thereof may, to the extent permitted by Law (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein, and (c) waive compliance with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

Section 9.09         Survival. The representations, warranties, agreements and covenants shall survive the Closing.

Section 9.10         Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by the other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ONCOBIOLOGICS, INC.

By:	/s/ Pankaj Mohan
Name: Pankaj Mohan, Ph.D.
Title: Chief Executive Officer

GMS TENSHI HOLDINGS PTE. LIMITED

By:	/s/ Faisal G. Sukhtian
Name: Faisal G. Sukhtian
Title: Director